Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Charles C. Van Vleet, Jr.
Interim President and Chief Executive Officer
(315) 287-2600

GOUVERNEUR BANCORP, INC.

APPROVES SECOND STOCK REPURCHASE PROGRAM

Gouverneur, New York, July 24, 2025 — Gouverneur Bancorp, Inc. (OTCQB Marketplace: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association, announced today that its Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to 52,778 shares, or 5%, of the Company’s outstanding common stock. Stock repurchases will be conducted through open market purchases, which will include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. The Company’s new stock repurchase program will terminate upon the completion of the purchase of 52,778 shares or on July 24, 2026 if not all shares have been purchased by that date.

On December 11, 2024, the Company announced its first stock repurchase program, which authorized the purchase of up to 55,356 shares. Under this previously announced program, 51,569 shares of common stock have been repurchased at a cost of $634,000, or $12.29 per share. As of July 23, 2025, there are 3,787 shares remaining to be repurchased under this existing program.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2025, the Company had total assets of $196.7 million, total deposits of $159.4 million and total stockholders’ equity of $31.4 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.